EXHIBIT 3.1

ARTICLES OF RESTATEMENT
OF
LINCOLNWAY ENERGY, LLC

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

Pursuant to Section 490A.1102 of the Iowa Limited Liability Company Act, Lincolnway Energy, LLC, an Iowa limited liability company, adopts the following restated articles of organization:

ARTICLE I

The name of the limited liability company is Lincolnway Energy, LLC (the "Company").

ARTICLE II

The street address of the Company's registered office in Iowa is 700 Walnut St., Suite 1600, Des Moines, Iowa 50309, and the name of the Company's registered agent at that office is Wade H. Schut.

ARTICLE III

The street address of the principal office of the Company is 59511 W. Lincoln Highway, Nevada, Iowa 50201.

ARTICLE IV

The Company shall have perpetual duration.

ARTICLE V

The management of the Company shall be vested in its managers, who shall be elected or appointed in the manner described in the Operating Agreement of the Company. No member of the Company is an agent of the Company for the purpose of its business or affairs or otherwise. No manager's, member's or any other person's act shall bind the Company except as may be expressly authorized by the Operating Agreement of the Company.

ARTICLE VI

A manager of the Company shall not be personally liable to the Company or to its members for money damages for any action taken, or any failure to take action, as a manager, except for liability for any of the following: (i) the amount of a financial benefit received by a manager to which the manager is not entitled, (ii) an intentional infliction of harm on the Company or its members, (iii) a violation of Section 490A.807 of the Iowa Limited Liability Company Act, or (iv) an intentional violation of criminal law.

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If the Iowa Limited Liability Company Act or other applicable law is hereafter amended to authorize the additional or further elimination of or limitation on the liability of managers, then the liability of a manager of the Company, in addition to the elimination of and limitation on personal liability provided herein, shall be eliminated and limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article, the Iowa Limited Liability Company Act or other applicable law shall be prospective only, and shall not adversely affect any elimination of or limitation on the personal liability or any other right or protection of a manager of the Company with respect to any state of facts existing at or prior to the time of such repeal or modification.

Dated this 29th day of June, 2007.

By:	/s/ William Couser
Name:	William Couser
Title:	Manager

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